FISHING VIDEO
                    CONTENT LICENSE AGREEMENT


     Fishing with Shelley & Courtney ("FWSC"), hereinafter referred to as "Licensor," has agreed to grant the right to use the video content ("Content") to Interactive Outdoors, Inc., a Nevada Corporation, hereinafter referred to as "Interactive Outdoors" or "Licensee."

1. Licensor owns/distributes the videos in accordance with this agreement, Licensor grants Interactive Outdoors a non-exclusive website license to display and use the videos for online user downloading from Interactive Outdoors' website. Licensor retains title and complete ownership of the videos. Licensor consents to allow Interactive Outdoors to sell or distribute the videos on Interactive Outdoors' interactive CD-ROM magazine and via the Internet.

2. The videos may be displayed and used on the registered domains owned and operated by Interactive Outdoors, in addition to the interactive CD-ROM magazine. Interactive Outdoors at no extra cost can use stills from the videos for HTML design, logo design and banner design. Interactive Outdoors is allowed to resize, rename or change the format of the videos or still images within the videos. Videos may not be manipulated to cause them to become in acts other that the events being displayed in the original videos. Licensor request that any text accompanying its videos not be defamatory.

3. Licensor grants Interactive Outdoors permission to use Licensor's name on Interactive Outdoors' CD-ROM magazine cover, as well as in an introduction video and/or any advertising videos as deemed necessary to use in marketing Interactive Outdoors' brand, products and services.

4. Interactive Outdoors shall provide Licensor the opportunity to enter into a minimum of five (5) advertising contracts and/or corporate sponsorships with Interactive Outdoors.

5. Interactive Outdoors shall host a monthly magazine discussion on the Internet whereby Licensor may be featured as a guest for approximately one (1) hour per such on-line chat session.

6. Licensor shall make one (1) guest appearance at a sporting convention of Interactive Outdoors' choice, and requests
Interactive Outdoors provide for all reasonable expenses Licensor may incur.

7. Licensor requests direct links from its videos to various pre-approved products, websites or information Interactive Outdoors displays on its interactive CD-ROM and web site. Licensee requests direct link from Licensor's website with artwork to be provided by Licensee.

8. COMPENSATION. Interactive Outdoors shall be obliged to render payment to Licensor as follows:

8.1 $0.50 per video per magazine per subscription received during the term of this contract, payable net 30 to Licensor.
8.2 $2.95 per subscription received from either the Licensor's website (as defined in section 7 above) or any subscriber who uses FWSC as a reference.
8.3 20% of all advertising dollars generated by Licensor from his sponsors/contacts. Licensor shall use the Advertising Agreement forwarded to him to secure all advertising dollars.

9. This agreement shall be binding on any successors of the parties. Interactive Outdoors does not have the right to assign its interests in this agreement to any other party, unless the prior written consent is obtained from Licensor, an administrative fee will apply. In the event of bankruptcy by Interactive Outdoors, this license becomes terminated.

10. This agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This agreement supersedes any prior written or oral agreements between the parties.

11. This agreement may be modified or amended by either party, and the amendment sent to the other party in writing for approval. Both parties must consent to any amendments made to this agreement.

12. If there is a termination of this agreement for any reason, Interactive Outdoors shall immediate cease and desist any further publications, display or distribution of the licensed videos and shall immediately return to Licensor all master or videos copies of the licensed videos in Interactive Outdoors' possession, custody or control to Licensor. In the event of a termination, Interactive Outdoors shall not be entitled to a refund of any portion.

13. Violation of this agreement may result in the immediate revocation of license without refund upon written notification of violation to Interactive Outdoors from the Licensor or it's legal representation. Violation of these terms and conditions of this license by Interactive Outdoors will give cause for the revocation of all rights for use of Licensor images, until the violations have been rectified to confirm to the terms of the license. Repeat violation will result in the compete revocation of license by the Licensor.

14. APPLICABLE LAW. The laws of the United States shall govern this agreement. If a court finds that any provision of this agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed and enforced as so limited. Waiver of Contractual Right: The failure of either party to enforce any provision of this agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this agreement. Interactive Outdoors holds Licensor harmless for any legal issues relating the distribution of the videos as it relates to the community standards and laws as set forth in the city/county, state or country of the Licensor and his or her websites. Licensor does not warrant videos to be acceptable in licensee's community, and Interactive Outdoors has assumed full responsibility for determining what videos are suitable for distribution. Licensor warrants the videos are fully copyrighted, and warrants the videos free of intellectual property violations only. All videos are in compliance with U.S. Federal Laws.

Licensee:

     Interactive Outdoors, Inc.
     17 Seaman Road
     Poughkeepsie, New York 12601

     /s/ Edward N. Weeks, Jr.              July 6, 2002
     -------------------------          -----------------
     Signature                          Date

     Edward N. Weeks, Jr.               CEO
     ------------------------          ------------------
     Print Name                         Position

Licensor:

     Fishing with Shelley & Courtney
     P.O. Box 45520 Sunnyside Mall
     Surrey, BC V4A 9W3

     /s/ Owen Bird                      July 03/02
     ---------------                   --------------
     Signature                          Date

     Owen Bird                          Producer
     ---------------                   --------------
     Print Name                         Position